To the Board of Directors and Stockholders of Guaranty Bancshares Holding Corporation
Morgan City, Louisiana


    We consent to the inclusion of our report dated January 12, 1996, with respect to the consolidated balance sheets as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1995, and 1994, and 1993, which report appears in the 1995 Annual Report of Guaranty Bancshares Holding Corporation.




                      Darnall, Sikes, Kolder, Frederick & Rainey


Morgan City, Louisiana
March 18, 1996